EXHIBIT 11.1      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS




                                                      JUNE 30
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                                        1997           1996           1995
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PRIMARY:

Average shares outstanding             3,695,000      2,355,000      1,578,000


Net effect of stock and warrant
     issuances with exercise prices
     below the initial public
     offering price based on
     the treasury stock method              --             --           65,000
                                     -----------    -----------    -----------

Total                                  3,695,000      2,355,000      1,643,000
                                     ===========    ===========    ===========



Net Loss                             $(4,434,482)   $(2,966,287)   $(1,846,183)
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Per share amount                     $     (1.20)   $     (1.26)   $     (1.12)
                                     ===========    ===========    ===========